Exhibit 99.1

AMENDMENT TO
CALIFORNIA COASTAL COMMUNITIES, INC.
AMENDED AND RESTATED 1993 STOCK OPTION/STOCK ISSUANCE PLAN
(Adopted by the Board of Directors June 14, 2006)

This Amendment to the California Coastal Communities, Inc. (the “Company”) Amended and Restated 1993 Stock Option/Stock Issuance Plan (the “Amendment”), is effective as of  June 14, 2006.

WHEREAS, the Board of Directors of the Company approved an amendment to the Company’s Amended and Restated 1993 Stock Option/Stock Issuance Plan (the “Plan”), as more fully described below.

NOW THEREFORE, the Plan is hereby amended as follows, with all capitalized terms not otherwise defined below having the meanings assigned to them in the Plan:           .

A new paragraph C is hereby added to Section II of Article Four of the Plan, to read in full as follows:

“C.                                   The Board will not have the authority, at any time, without the approval of  the holders of a majority of the issued and outstanding Common Stock to (i) reduce the exercise price of any Incentive Options or Non-Statutory Options (“Options”) under the Plan that are currently outstanding; or (ii) cancel any outstanding Options under the Plan and grant in substitution therefore new Options under the Plan at a lower exercise price, regardless of whether or not the cancelled Options revert to and again become available for issuance under the Plan. This Section II C of Article Four may not be amended without the affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a duly convened meeting of the stockholders. Notwithstanding the foregoing, this paragraph will not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code; (ii) the provisions of Options which relate to adjustments for any Corporate Transaction or any stock split, stock or cash dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class.”

Except as specifically provided in this Amendment, all other terms and conditions of the Plan will remain in full force and effect.